Exhibit 99.3

First BanCorp. Announces Stock Repurchase Program

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--April 26, 2021--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico, announced today that its Board of Directors has approved a stock repurchase program, under which the Corporation may repurchase up to $300 million of its outstanding stock, commencing this quarter through June 30, 2022.

"We are pleased to announce today that a stock repurchase program has been approved by our Board of Directors as it underscores the progress we have made in recent years and the strength of our capital position,” said President and Chief Executive Officer Aurelio Alemán. “We remain focused on operating efficiently, delivering profitable growth, and increasing long-term shareholder value.”

Repurchases under the program may be executed through open market purchases, accelerated share repurchases and/or privately negotiated transactions or plans, including Rule 10b5-1 plans. The Corporation’s stock repurchase program will be subject to various factors, including the Corporation’s capital position, liquidity, financial performance and alternative uses of capital, stock trading price, and general market conditions. The repurchase program may be modified, extended, suspended, or terminated at any time at the Corporation’s discretion and may include the redemption of the $36.1 million in outstanding shares of the Corporation’s Series A through E Noncumulative Perpetual Monthly Income Preferred Stock.

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and British Virgin Islands and Florida, and of FirstBank Insurance Agency, LLC. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Limited Liability Company and First Express, Inc., both small loan companies. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol “FBP.”

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. Such forward-looking statements include, but are not limited to, statements regarding the Corporation’s repurchase of outstanding shares. Such statements are subject to known and unknown risks, uncertainties and contingencies that may cause actual results to differ materially from the expectations, intentions, beliefs, plans, estimates or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the factors described in the Corporation’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the SEC. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Contacts

First BanCorp.
John B. Pelling III
Investor Relations Officer
787-729-8003
john.pelling@firstbankpr.com